Storage Trust Realty                       For additional information contact
2407 Rangeline Street                      Steve Dulle, Chief Financial Officer
Columbia, MO 65202                         573.499.4799


Press Release

   STORAGE TRUST REALTY ANNOUNCES ACQUISITION OF CHICAGO PACKAGE
            TOTAL OF 12 STORES FOR $35,259,000

COLUMBIA, Missouri (April 2, 1998) Storage Trust Realty (NYSE:SEA) announces that on March 31, 1998, the Company completed the acquisition of twelve self-storage stores in the Chicago, IL area for a combined purchase price of $35,259,000. The acquired stores currently contain 573,000 net rentable square feet with approximately eight acres of additional land to expand six of the stores by 138,000 net rentable square feet. The stores were purchased for a combination of cash, the assumption of $24,585,000 of mortgages (which were paid off immediately after closing) and the issuance of 126,990 operating partnership units. Funds for these acquisitions were obtained from borrowings on the Company's new $150 million revolving line of credit. With these acquisitions, the Company has 22 stores in the Chicago area and the Company has acquired 26 stores during the first three months of 1998 containing 1,425,000 netrentable square feet for a combined purchase price of $88,136,000.

In addition to the twelve stores mentioned above, the Company has signed a contract to acquire one additional store in the Chicago market from the same owner containing 70,000 net rentable square feet for a purchase price of $3,729,000. The Company expects to complete the acquisition by May 15, 1998. The Company also has an option to acquire an additional six stores (which are currently under development or construction) in the Chicago market from the same owner.

Mike Burnam, Chief Executive Officer, commented on the acquisitions: "We are maintaining our focus and in keeping with our business plan of becoming a "super regional" operator, we are aggressively acquiring stores in our core markets.
We are now a major player in Chicago and we will be increasing our market share as we expect to exercise these options over the next 12 to 18 months as the stores come on-line and start their lease-up period. We will also pursue ot her acquisition and development opportunities in the Chicago market."

Storage Trust Realty is a fully integrated, self managed and self administered real estate investment trust headquartered in Columbia, Missouri, engaged in the management and ownership of 227 self-storage stores located in 16 states totaling 12.0 million net rentable square feet and 106,000 units.

Additional information on the Company can be obtained at our website at www.storagetrust.com.

The statements made in this press release that are not historical facts are forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets that Storage Trust operates, management's beliefs, and assumptions made by management. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.




                   END OF PRESS RELEASE